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                                                                Exhibit No. 99.1

TENNECO AUTOMOTIVE PRICES $500,000,000 OF SENIOR SUBORDINATED NOTES


LAKE FOREST, ILLINOIS, NOVEMBER 9, 2004 - Tenneco Automotive (NYSE:TEN) announced today that it has priced a private placement offering of $500,000,000 of 8-5/8 percent senior subordinated notes due November 15, 2014. The net proceeds of this transaction, expected to be about $487 million, together with cash on hand, will be used to redeem $500,000,000 aggregate principle amount of its outstanding 11-5/8 percent senior subordinated notes due in 2009.

These transactions are expected to reduce the company's annual interest expense by approximately $15 million annually, or 20-cents per diluted share.

The company expects to record non-recurring pre-tax charges related to the redemption premium and fees and the write-off of deferred debt issuance costs of approximately $29 million and $9 million, respectively, in the period in which the redemption is completed.

The new notes will be senior subordinated obligations of Tenneco Automotive and will mature on November 15, 2014 with interest payable semi-annually, beginning on May 15, 2005. The notes will be guaranteed by each of Tenneco Automotive's material domestic wholly-owned subsidiaries.

The closing of the offering is conditioned on consent of the company's senior bank lenders to permit the transactions on the terms proposed and other customary conditions. Although there can be no assurance, the company currently expects to complete the offering in mid-November and the redemption by mid-December.


ADDITIONAL INFORMATION
Tenneco Automotive is offering the new senior subordinated notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any such security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.


THE COMPANY
Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R) Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R) Elastomer noise, vibration and harshness control components.


SAFE HARBOR
This press release includes statements that are "forward looking" within the meaning of federal securities law concerning Tenneco Automotive's offering of new notes. These forward-looking statements generally can be identified by phrases such as "will," "expects," "conditioned," or other similar words and phrases. The company's ability to complete the transactions is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward looking statements.

CONTACT:
Tenneco Automotive, Media Relations
Jane Ostrander
(1) 847 482 5607
jane.ostrander@tenneco-automotive.com

Tenneco Automotive, Investor Relations
Leslie Hunziker
(1) 847 482 5042
leslie.hunziker@tenneco-automotive.com